UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 16, 2007
Date of Report (Date of earliest event reported)

URANERZ ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	000-50180	98-0365605
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

Suite 1410 - 800 West Pender Street
Vancouver, British Columbia Canada	V6C 2V6
(Address of principal executive offices)	(Zip Code)

604-689-1659
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 8 Other Events

Item 8.01

Uranerz Energy Corporation reports that it has been informed by its joint venture partner, Bluerock Resources Ltd. ("Bluerock"), that they have started drilling on the Ulaan Nuur uranium projects in Mongolia. The drilling program is focused on three separate licenses located south of Ulaanbaatar in the Ulaan Nuur Depression. Based on Phase I geological data and discussions with on site geologists, Bluerock has increased the planned metres of drilling from 3,000 metres to 4,000 metres.

Khavtsal:

Drilling on the Khavtsal License is to focus on expanding the known uranium mineralization to the north and south of the historic Khavtsal mineralization. Geophysical surveys, completed in the first phase of the 2007 program, defined deeper basinal targets and interpreted fault structures that present newly defined targets for this expansion drilling.

Tolgod:

Drilling on the Tolgod License will focus on untested basinal targets associated with radiometric anomalies in both geophysical surveys and ground water studies.

Khudgiin Us:

Drilling on the Khudgiin Us License is designed to locate the northern extension of known uranium mineralization in the Ulaan Nuur historic uranium anomaly. Results of 2007 geophysical surveys completed by Bluerock have been incorporated into the drill planning for the project to ensure full coverage of the basinal targets.

Following the completion of the Khudgiin Us program the drill rigs and camp will be moved to Uranerz Energy's Central Gobi uranium projects and the continuation of Bluerock’s 2007 Mongolian JV uranium exploration program.

Bluerock Resources Ltd. is Uranerz Energy Corporation’s joint venture partner for the eight Mongolian exploration licenses. Under the terms of the amended agreement, Bluerock has the option to acquire an undivided 70% interest in the properties, but Uranerz Energy has retained the right to acquire back a 21% interest in the joint venture, exercisable within 120 days following receipt by the parties of a feasibility study on the Mongolian properties.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits

99.1	News release dated July 16, 2007

End

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANERZ ENERGY CORPORATION

DATE: July 16, 2007	By:	“Dennis L Higgs”
DENNIS L. HIGGS
CHAIRMAN